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                                  Exhibit 99


                  SULCUS POSTPONES ANNUAL MEETING DUE TO MERGER

GREENSBURG, Pa., Nov. 20 -- SULCUS HOSPITALITY TECHNOLOGIES CORP. (Amex:
SUL) today announced the postponement of its annual meeting of shareholders scheduled to be held on December 1, 1998 due to the pendency of a special meeting of shareholders to be called to approve the merger with Eltrax Systems, Inc. (Nasdaq:ELTX). As previously announced, Sulcus and Eltrax entered into a definitive Agreement and Plan of Merger pursuant to which Sulcus will become a subsidiary of Eltrax Systems, Inc., a nationwide managed network services and information technology company. Sulcus anticipates holding the special meeting of shareholders during the first quarter of 1999 to vote on the merger.

Separately, Sulcus announced that it has terminated its stock repurchase program, which was previously announced on September 9, 1998. Sulcus repurchased approximately 260,000 shares of its common stock pursuant to the repurchase program.

 Some of the preceding statements in this press release may constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and Sulcus intends that such forward-looking statements be subject to the safe harbors created thereby. Examples of words indicating forward-looking statements are "anticipates" and "will." These forward-looking statements reflect Sulcus' current views with respect to future events and financial performance, but are subject to many uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of Sulcus to be materially different from any future results expressed or implied by such forward-looking statements. Sulcus undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise.

Sulcus Hospitality Technologies Corp. is a global leader in the design, development and marketing of technology solutions that are used in the hospitality and tourism market to improve the management of business-critical information and data. The Company is headquartered in Greensburg, Pennsylvania with offices, distributors and agents worldwide.